FORM 4
-----------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
              Or Section 30(f)of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
                              See instruction 1(b).

--------------------------------------  -------------------------------------------          -------------------------------------
1. Name and Address of Reporting        2. Issuer Name and Ticker or Trading Symbol             6. Relationship of Reporting Person
   Person*                                           LIEGE HOLDING CORP.                           to Issuer (Check all applicable)

Merit First, Inc.                                                                                 [ ] Director    [x] 10% Owner
---------------------------------                                                                 [ ] Officer     [ ] Other(specify
(Last)      (First)      (Middle)                                                                  (give title              below)
                                                                                                       below)
120 N. U.S. Highway One
---------------------------------
            (Street)

Tequesta,    FL         33469
---------------------------------
(City)        (State)       (Zip)
---------------------------------
---------------------------------    - ------------------------------   ----------------------------
                                        3. IRS Identification               4. Statement for
                                           Number of Reporting                 Month/Year
                                           Person, if an Entity
                                           (Voluntary)                         APRIL 2002



                                                                            ------------------   ----------------------------------
                                                                            5. If Amendment,    7. Individual or Joint/Group Filing
                                                                               Date of Original         (Check applicable line)
                                                                                (Month/Year)        [x] Form Filed by One Reporting
                                                                                                        Person
                                                                                                    [ ] Form Filed by More Than One
                                                                                                        Reporting Person


-------------------------------------------------- ----------------------------------- --------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------

1.Title of Security   2.Transaction   3. Trans-       4. Securities Acquired (A   5. Amount of        6. Owner-        7.Nature of
     (Instr. 3)         Date             action Code     or Disposed of (D)          Securities          ship Form       Indirect
                       (Month/Day/       (Instr. 8)                                  Beneficially        Direct(D)       Bene
                        Year)                                                        Owned at End of     Indirect(I)     ficial
                                                                                     Month                               Ownership
                                                         (Instr. 3,4, and 5)        (Instr 3 and 4)       (Instr 4)       Instr 4)

-----------------     ------------      -----------      -----------------------    ---------------       ---------       ---------

                                         Code   V       Amount    (A) or   Price
                                                                  (D)
                                         ----  ---      ------    -----    -----

Common stock          April 1, 2002       S            3,000,000    D      .008           0                   D















Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v). Persons who respond to the collection of information contained in this forma re not required to respond unless the form displays a currently valid OMB control number.

                               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------ ----------   ---------  ------------- --------------     ----------------    -----------------------      ----------
1. Title of  2.Conver-    3.Trans-   4.Trans-      5. Number of       6. Date Exer-       7. Title and Amount          8. Price
Derivative     sion of      action     action         Derivative         cisable and         of Underlying                of Deriv-
Security       Exercise     Date       Code           Securities         Expiration          Securities                   ative
(Instr.3)      Price of    (Month/    (Instr 8)       Acquired (A)       Date                (Instr. 3 and 4)             Security
               Deriv-       Day/                      Or Disposed        (Month/Day/                                     (Instr. 5)
               ative        Year)                     Of (D)                Year)
               Security                               (Instr. 3,4,
                                                       and 5)
--------      --------     ------      -------        -------------     -------------         -----------------           ---------

                                                                       Date      Expira-                   Amount or
                                                                       Exer-     tion           Title      Number of
                                      Code    V       (A)    (D)       cisable   Date                      Shares
                                      ----   ---      ---    ---       -------   ------         ------     ----------



---------------------- ------------------------ ------------------
9. Number of           10. Ownership            11. Nature of
   Derivative              Form of                  Indirect
   Securities              Derivative               Beneficial
   Beneficially            Security:                Ownership
   Owned at End            Direct (D)               (Instr. 4)
   Of Month                Or Indirect (I)
   (Instr. 4)              (Instr. 4)
---------------------- ------------------------ ------------------






Explanation of Responses:

                                      ** signature of Reporting Person

                                        /s/ John O'Keefe                 5/6/02
                                       --------------------------------  ------
                                     by John O'Keefe, President
                                        MERIT FIRST, INC.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See
   18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.